UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 30, 2010

First Century Bancorp.

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

001-16413	58-2554464
(Commission File Number)	(IRS Employer Identification No.)

807 Dorsey Street, Gainesville, Georgia	30501
(Address of principal executive offices)	(Zip Code)

(770) 297-8060

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02               Unregistered Sales of Equity Securities.

First Century Bancorp (“First Century”) previously announced that it was conducting a private placement of up to 2,000,000 shares of common stock (the “Common Stock”) for $0.67 per share. Since the last report filed under this Item 3.02, First Century has sold an additional 617,847 shares at $0.67 per share for additional gross proceeds of approximately $413,957.

The offering will terminate on August 13, 2010, or at such later date as determined from time to time in the company’s sole discretion. To date, First Century has sold 1,853,294 shares of Common Stock for total gross proceeds of approximately $1,241,707 in transactions exempt from registration under Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and Regulation D under the Securities Act relating to sales not involving a public offering. The proceeds of the offering will be used for working capital purposes.

The investors also received one warrant for each share of Common Stock purchased in the private placement at an exercise price of $0.67 per share. The warrants expire 10 years from the date of issuance of the shares of Common Stock. The warrants relating to this private placement also contain a provision for automatic adjustment of the exercise price for the shares if First Century issues a subsequent warrant with an exercise price less than $0.67 per share.

The Common Stock was sold by our officers and directors. Our Common Stock was sold only to investors that we believed were accredited investors. Our directors and officers received no compensation in connection with the sale of the Common Stock.

The Common Stock sold in the private placement has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This document does not constitute an offer to sell or the solicitation of an offer to buy any shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CENTURY BANCORP.

	By:	/s/ Denise Smyth
	Name:	Denise Smyth
	Title:	Principal Financial and Accounting Officer

Dated: August 2, 2010